Exhibit 10.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT

EIGHTH AMENDMENT, dated as of October 17, 2007 (this “Amendment”), to the Credit Agreement, dated as of May 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), WELLS FARGO FOOTHILL, INC., as Documentation Agent (in such capacity, the “Documentation Agent”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make certain extensions of credit to the Borrower; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend the Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1.1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 1.2. Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin”, “Capital Expenditures”, “Consolidated EBITDA” and “Consolidated Interest Expense” in their entirety and inserting, in proper alphabetical order, the following new defined terms and related definitions:

“Applicable Margin”: for each Type of Loan (other than Other Term Loans), the rates per annum determined pursuant to the Pricing Grid, subject to Section 4.16(a).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower, less (i) to the extent otherwise included above and without duplication, any portion of such expenditures made with the proceeds of long term financing obligations incurred by the Borrower in respect of such expenditures, to the extent the expenditures reflected in such items are so financed, and (ii) to the extent otherwise included as Capital Expenditures in such period or any prior period and without duplication of any previous reimbursement for such expenditure described in this clause (ii) or any reduction for such item described in clause (i) above, any cash amounts received by the Borrower and its Subsidiaries (including any offsets and credits against cash amounts owed by the Borrower and its Subsidiaries) from or on behalf of landlords or lessors during such period representing reimbursements to the Borrower and its Subsidiaries for leasehold improvements made to any properties leased by them.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provisions for income tax, franchise tax and net worth tax (including all single business tax expense imposed by state law), (b) Consolidated Interest Expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and Letters of Credit), capitalized interest, the interest component of any deferred payment obligation, and any interest on Indebtedness of another Person guaranteed by such Person or secured by a Lien on its assets, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (g) restructuring charges (provided, that with respect to each such restructuring charge the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such restructuring charge), (h) any asset impairment charges and other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such restructuring charges, non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such cash payments are made, (i) transaction fees, costs, and expenses incurred in connection with the Acquisition, any other Permitted Acquisitions, offerings of debt or equity securities, investments, mergers, recapitalizations, option buyouts and asset sales, in each case to the extent expensed, (j) up to $7,700,000 of legal, accounting and consulting expenses incurred between December 31, 2005 and December 31, 2006 and expensed on the Borrower’s consolidated income statement in accordance with GAAP during such period in connection with the accounting restatements referred to in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, in each case as filed with the SEC, and the transaction fees and expenses incurred in connection with the Second Amendment to this Agreement dated as of March 28, 2006, the Third Amendment to this Agreement dated as of May 9, 2006, the Fourth Amendment, and the Fifth Amendment and the transactions described therein, (k) up to $2,300,000 of other unusual and nonrecurring expenses incurred and expensed on the Borrower’s consolidated income statement in accordance with GAAP prior to March 31, 2007, provided, that such expenses are related to the accounting restatements referred to in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30,

2006, in each case as filed with the SEC, and are reasonably acceptable to the Administrative Agent, and (l) the amount of any deferred rent expense and prepaid rent expense recognized during such period, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), and (d) the amount of any contingent or percentage rent expense, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Such pro forma calculations of Consolidated EBITDA in connection with a Material Disposition or Material Acquisition (i) shall take into account any related incurrence, assumption or repayment of Indebtedness, and (ii) may include operating and other expense reductions and other adjustments for such period from the Acquisition or any Permitted Acquisition that is being given pro forma effect to the extent such reductions and adjustments would be permitted pursuant to Article XI or Regulation S-X under the Securities Act of 1933; provided, that with respect to each such reduction and adjustment the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such reduction or adjustment. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $35,045,000, $24,796,000, $34,159,000 and $17,078,000 for the fiscal quarters ending June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005, respectively.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any prepayment premiums paid in connection with the repayment of the credit facilities described in Section 6.1(b)(iii) and any contingent or percentage rent expense), less interest income for such period.

“Eighth Amendment”: shall mean the Eighth Amendment to this Agreement dated as of October 17, 2007.

“Eighth Amendment Effective Date”: as defined in the Eighth Amendment.

SECTION 1.3. Amendments to Section 4.2(c) to the Credit Agreement. Section 4.2(c) of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“(c) (i) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than pursuant to any sale and leaseback transaction consummated pursuant to Section 8.11) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, (x) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $7,500,000 (in the case of Asset Sales) or $7,500,000 (in the case of Recovery Events) in any fiscal year of the Borrower and (y) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e), and (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale in connection with any sale and leaseback transaction consummated pursuant to Section 8.11, then 85% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e), and the remaining 15% of such Net Cash Proceeds shall not for purposes of Section 4.2 be treated as Net Cash Proceeds from an Asset Sale consummated pursuant to clause (i) of this paragraph (c).”

SECTION 1.4. Amendments to Section 8.1(a) to the Credit Agreement. Section 8.1(a) of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“(a) Consolidated Leverage Ratio. From and after the Eighth Amendment Effective Date, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 4.75 to 1.00.”

SECTION 1.5. Amendments to Section 8.1(b) of the Credit Agreement. Section 8.1(b) of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

“(b) Consolidated Interest Coverage Ratio. From and after the Eighth Amendment Effective Date, permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 1.65 to 1.00.”

SECTION 1.6. Amendments to Section 8.6 of the Credit Agreement. Section 8.6 of the Credit Agreement is hereby amended by deleting paragraph (b) thereof in its entirety and substituting in lieu thereof the following new paragraph (b):

“(b) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments so long as immediately prior thereto and after giving pro forma effect to any such Restricted Payment the Borrower is compliance with Section 8.1; provided, that the aggregate amount of such Restricted Payments shall not exceed $12,000,000 in the aggregate in any fiscal year; provided, that such amount may be increased in any fiscal year starting with the fiscal year ending December 31, 2006 by the amount not utilized in the previous fiscal year if the pro forma Consolidated Leverage Ratio at the time of such Restricted Payment (determined by reference to the most recently delivered Compliance Certificate calculating the Consolidated Leverage Ratio and giving pro forma effect to the respective Restricted Payments) is less than 4.00 to 1.00.”

SECTION 1.7. Amendments to Section 8.7 of the Credit Agreement. Section 8.7 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new Section 8.7:

“8.7. Capital Expenditures. Make or commit to make any Capital Expenditure if (i) any Default or Event of Default has occurred and is continuing or would result therefrom, or would have occurred as a result of a breach of Section 8.1 if such Capital Expenditure were deemed to have been made and any Indebtedness incurred to finance such Capital Expenditure was incurred on the last day of the fiscal quarter most recently ended) or (ii) such Capital Expenditure would result in the aggregate amount of Capital Expenditures being made by the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, or in any fiscal year thereafter, to exceed $30,000,000 for such fiscal year; provided, that (a) up to $10,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.”

SECTION 1.8. Amendments to Section 8.11 of the Credit Agreement. Section 8.7 of the Credit Agreement is hereby amended by deleting the number “$10,000,000” in the last line and substituting in lieu thereof the following: “$175,000,000, so long as the provisions of Section 4.2(c) are complied with in respect to the Net Cash Proceeds from any such sale and leaseback transaction”.

SECTION 1.9. Amendments to the Pricing Grid. The Pricing Grid is hereby amended by deleting the pricing grid attached to the Credit Agreement as Annex A and substituting in lieu thereof the pricing grid attached as Annex A to this Amendment.

SECTION 1.10. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof on the date (the “Eighth Amendment Effective Date”) on which the Borrower, the Administrative Agent and the Required Lenders shall have executed and delivered to the Administrative Agent this Amendment and the Borrower shall have paid the fees referred to in Section 1.12 of this Amendment.

SECTION 1.11. Representation and Warranties. To induce the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and all of the Lenders as of the Eighth Amendment Effective Date that:

(a) Corporate Power; Authorization; Enforceable Obligations.

(i) The Borrower has the corporate power and authority, and the legal right, to make and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the performance of the Loan Documents, as so amended.

(ii) No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Amendment or with the performance, validity or enforceability of the Loan Documents, as amended by this Amendment, except as otherwise provided in Section 5.4 of the Credit Agreement.

(iii) This Amendment has been duly executed and delivered on behalf of the Borrower.

(iv) This Amendment and each Loan Document, as amended by this Amendment, constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) Representations and Warranties. The representations and warranties made by the Borrower in and pursuant to the Loan Documents are true and correct in all material respects on and as of the Eighth Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of the Eighth Amendment Effective Date.

SECTION 1.12. Payment of Fees and Expenses. In the event that the Required Lenders and the Borrower execute and deliver this Amendment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders consenting to this Amendment, an amendment fee in the amount of 0.10% on the principal amount of each such Lender’s outstanding Initial Term Loans, Delayed-Draw Term Loans and Revolving Commitment

immediately prior to the Eighth Amendment Effective Date, payable on the Eighth Amendment Effective Date. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to each Agent.

SECTION 1.13. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

SECTION 1.14. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.

By:	/s/ Richard B. Hare
Name:	Richard B. Hare
Title:	Senior Vice President-Finance, Treasurer & Chief Financial Officer

Eighth Amendment to Credit Agreement

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Kevin Cullen
Name:	Kevin Cullen
Title:	Authorized Signatory

Eighth Amendment to Credit Agreement

WELLS FARGO FOOTHILL, N.A., as Issuing Lender, Documentation Agent and a Lender

By:	/s/ Blair K. Mertens
Name:	Blair K. Mertens
Title:	Vice President

Eighth Amendment to Credit Agreement

Annex A

PRICING GRID

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	3.50%	2.50%
II	3.25%	2.25%
III	3.00%	2.00%

The Applicable Margin shall be adjusted on each Adjustment Date (as defined below) based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin shall be adjusted to be equal to the Applicable Margin opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than 3.75 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 3.75 to 1.00 but greater than 3.25 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 3.25 to 1.00.

Eighth Amendment to Credit Agreement